NSAR ITEM 77O
April 1, 2004 - September 30, 2004
VK Intermediate Term Municipal Income Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase


  1    City of Philadelphia   JPMorgan   1,500,000      0.845      9/30/04
       PA, Gas Works Rev Bonds


Underwriters for #1
JPMorgan
Goldman Sachs and Co.
Doley Securities, Inc.
Wachovia Bank, National Association
Sovereign Securities Corporation LLC
Loop Capital Markets, LLC
UBS Financial Services Inc.
Morgan Stanley